CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2007, relating to the financial statements and financial highlights, which appears in the October 31, 2007 Annual Report to Shareholders of Aberdeen Emerging Markets Fund, one of the funds constituting The Advisor Inner Circle Fund II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 25, 2008